Exhibit 4.4

NORTEL NETWORKS

LONG-TERM INVESTMENT PLAN

EFFECTIVE JULY 1, 1979

Amended and Restated effective August 15, 2002,
except as otherwise indicated herein

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INDEX (Continued)

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ARTICLE 1

PURPOSE AND DEFINITIONS

1.1.   Purpose

The primary purpose of the Plan is to provide encouragement to employees to accumulate personal savings so that they may enjoy a higher standard of living at retirement. This accumulation is to be facilitated through convenient, systematic payroll deductions, the addition of defined company contributions, and through diversified investment vehicles. The secondary purpose of the Plan is to provide the capability to accept Rollover Contributions.

The Plan was established on July 1, 1979 and has been subsequently amended and restated on various dates. The Plan as amended is subject to change to meet applicable rules and regulations of the Internal Revenue Service and the U.S. Department of Labor or such other reasons as Nortel Networks Inc. may determine.

1.2.    Definitions

Where the following capitalized words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary.

a.     “Active Participant” means a Participant who is an Employee and is making Employee Elected Company Contributions to the Plan in accordance with the provisions of the Plan.

b.     “Affiliated Company” means any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes a Company or any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with a Company.

c.     “Alternate Payee” means a spouse, former spouse, child or other dependent of a Participant to whom all or a portion of such Participant’s Vested Total Account Value has been assigned by a Qualified Domestic Relations Order.

d.     “Beneficiary” means, if so required by Section 9.1.a., the Spouse of a Participant, or, if not so required, either (1) that person or persons named by a Participant to receive the Participant’s Total Account Value in the event of the Participant’s death, or (2) if the Participant has made no such nomination, the Participant’s estate.

e.     “Board” means the Board of Directors of Nortel Networks Inc.

f.     “Code” means the Internal Revenue Code of 1986, as amended or replaced from time to time.

g.     “Committee” means the Employee Benefits Committee established by the Board with the powers, duties and responsibilities that are defined under Article 11.

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h.     “Common Shares” means shares of common stock issued by Nortel Networks Corporation.

i.     “Company” means Nortel Networks Inc. or any present or future subsidiary or other Affiliated Company which adopts the Plan by action of its board of directors and which is permitted to participate in the Plan by action of the Board. A company designated to participate in the Plan may revoke its acceptance of such designation at any time, subject to approval of the Board, provided that until such acceptance or approval has been finally revoked as provided above, all of the provisions of the Plan as amended shall apply to the Employees of such company. In the event of such final revocation, the Plan shall be deemed terminated only as to such company in accordance with Article 12.

j.     “Company Contribution” means the value contributed to a Participant’s account by the Participant’s employer as a match of the Employee Elected Company Contribution.

k.     “Company Contributions Account Value” means that portion of a Participant’s Total Account Value that consists of amounts contributed by the Company and Earnings thereon, less any distributions.

l.     “Distribution Date” means the date or dates on which distributions of withdrawn or distributed amounts will be made as determined from time to time by the Trustee.

m.     “Earnings” shall mean the net gain or loss from investments, as reflected by interest payments, dividends, and realized and unrealized gains and losses and transaction costs.

n.     “Effective Date” shall mean the date when the provisions of this amendment and restatement of the Plan become effective. That date shall be August 15, 2002, except as otherwise specified herein. The original effective date of the Plan was July 1, 1979.

o.     “Eligible Compensation”:

(1)      means the total of all amounts paid by the Company to or for the benefit of an Employee for services rendered or labor performed for the Company while an Employee which are required to be reported on the Employee’s federal income tax withholding statement or statements (Form W-2 or its subsequent equivalent) subject to the following adjustments and limitations:

(i)     The following shall be excluded:

(a)      supplemental pay, other than supplemental pay that is described in subsection (ii) below;

(b)      reimbursements and other expense allowances;

(c)      cash and noncash fringe benefits;

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(d)      moving expenses;

(e)      Company contributions to or payments from this or any other deferred compensation program, whether such program is qualified under Code Section 401(a) or nonqualified;

(f)      welfare benefits except for benefits from the Company’s short term disability plan and vacation pay as described in subsection (ii) (e) below;

(g)      amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Code Section 422;

(h)      amounts realized at the time property described in Code Section 83 is freely transferable or no longer subject to a substantial risk of forfeiture;

(i)      amounts realized as a result of an election described in Code Section 83(b);

(j)      any amounts realized as a result of a disqualifying disposition within the meaning of Code Section 421(a); and

(k)      any other amounts that receive special tax benefits under the Code but are not hereinafter included, including, but not limited to elective reductions for qualified transportation fringe benefits under Code Section 132(f)(4).

(ii)      the following shall be included:

(a)      elective contributions made on a Participant’s behalf by the Company that are not includable in income under Code Section 125, Section 402(e)(3), Section 402(h), or Section 403(b);

(b)      compensation deferred under an eligible deferred compensation plan within the meaning of Code Section 457; and

(c)      employee contributions described in Code Section 414(h) that are picked up by the employing unit and are treated as employer contributions.

(d)      overtime pay; bonuses paid pursuant to the Nortel Networks Inc. Success Plan and the Executive Management Incentive Program (“EMIP”); the Business Performance Incentive (“BPI”) paid in 1999 to the Employees of the Public Data Networks line of business of the Company who received BPI in lieu of Senior Management Incentive Award Program bonus payments in that year; bonuses paid on or after January 1, 1999 pursuant to the Nortel Networks Inc. Strategic Project Success Incentive Plan and the Strategic Business Incentive Plan; the incentive paid to Participants in lieu of the Success Plan bonus in 2001 for work completed on Project Neptune in 2000; bonuses paid to Employees during the periods described below pursuant to the following programs: ARRIS Short Term Incentive Plan

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bonuses paid during the 1999 and 2000 Plan Year and EpiCon Bonus Plan bonuses paid during the third quarter of the 2000 Plan Year; sales incentive earnings, “merit cash,” and “skill block awards” or comparable forms of sales commissions otherwise designated; and second shift differential pay, third shift differential pay, weekend differential pay, and lead pay.

(e)      with respect to Plan Years beginning on or after January 1, 1999, vacation pay that is paid during active employment and accrued vacation pay that is paid either before or after the Employee’s employment ends.

(2)      of any Participant taken into account for purposes of the Plan on or after January 1, 2002, shall not exceed two hundred thousand dollars ($200,000), as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B), with such limitation to be:

(i)      adjusted automatically to reflect any cost-of-living increases authorized by Code Section 401(a)(17);

(ii)      prorated to the extent required by applicable law; and

(iii)      with respect only to Plan Years commencing before January 1, 1997, in the case of a Participant who is either a five percent (5%) owner of a Company (within the meaning of Code Section 416(i)(1)(A)(iii)) or is one of the ten (10) Highly Compensated Employees of a Company paid the greatest compensation during the applicable year and who has a spouse and/or lineal descendants who are under the age of nineteen (19) as of the end of an applicable year who receive Eligible Compensation during such applicable year, prorated and allocated among such Participant, his spouse, and/or lineal descendants under the age of nineteen (19) based on the Eligible Compensation of such applicable year of each such individual.

p.     “Eligible Compensation Deferred Amount” means the amount equal to up to fifteen percent (15%) of Eligible Compensation that may be deferred by an Employee who elects to participate in the Plan.

q.     “Employee” means any individual who is considered an employee of the Company for purposes of the taxes imposed under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act. “Employee” excludes any individual:

(1)      who is receiving Severance;

(2)      whose terms and conditions of employment are governed by a collective bargaining agreement that does not provide for participation in the Plan;

(3)      who is otherwise an Employee of the Company but who is participating in any other defined contribution plan to which the Company is contributing as of the date in question;

(4)      who is a non-resident alien and receives no earned income (within the meaning of Code Section 911(d)(2)) from the Company which constitutes income from the sources within the United States (within the meaning of Code Section 861(a)(3)); and/or

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(5)      who is a Leased Employee.

r.     “Employee Contributions” means the amount of Eligible Compensation contributed by a Participant to the Plan prior to January 1, 1983.

s.     “Employee Elected Company Contribution” means the amount contributed to the Fund out of the Eligible Compensation Deferred Amount as selected by Active Participants under Sections 4.1.a. and 4.1.b.

t.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended or replaced from time to time.

u.     “Fiscal Month” means each or any period of four or more consecutive weeks, as the case may be, designated as a “fiscal month” for purposes of the financial reporting and administration of Nortel Networks Inc.

v.     “Fiscal Quarter” means each or any of the three-month periods of January through March, April through June, July through September, and October through December, as those Fiscal Months are defined for purposes of the financial reporting and administration of Nortel Networks Inc.

w.     “Fund” means the trust fund established under the Plan.

x.     “Highly Compensated” shall have the meaning assigned to such term in Code Section 414(q) and the regulations promulgated thereunder, as amended effective January 1, 1997, and as further amended from time to time.

y.     “Hour of Service” shall mean:

(1)      Each hour for which an employee is directly or indirectly paid, or entitled to payment by a Company for the performance of duties during the Plan Year; and

(2)      Each hour for which an employee is paid, or entitled to payment by a Company for a period of time during which no duties were performed (regardless of whether or not the employment relationship with the Company has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence. However, no more than 501 Hours of Service will be credited to an employee under this paragraph (2) for any single continuous period during which the employee does not perform any duties (whether or not such period occurs during a single computation period);

(3)      Each hour for which back pay (irrespective of mitigation of damages) has been either awarded or agreed to by a Company, and shall be credited for the Plan Year to which the agreement or award pertains; and

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(4)      Each hour for which the Company is required under applicable law to provide the employee with an Hour of Service, including, but not limited to, a period of military leave during which the employee’s reemployment rights are protected under federal law; provided, however, that with respect to such military leave the employee returns to employment with the Company within the longer of the (90) day period after his honorable discharge or release or the period prescribed by applicable law.

Notwithstanding any provisions contained herein, no employee shall be credited with an Hour of Service under more than one of Sections 1.2.y.(1), 1.2.y.(2), 1.2.y.(3) or 1.2.y.(4). No Hours of Service shall be credited pursuant to Sections 1.2.y.(1) or 1.2 y.(2) if payment to the employee is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws. One Hundred Ninety (190) Hours of Service shall be credited for, and in respect of, each calendar month in which an employee is directly or indirectly paid by a Company or entitled to payment for one (1) or more Hours of Service. For the purpose of this subsection, the term “Company” shall include, in addition to those entities described in Section 1.2.i., any Affiliated Company. The Department of Labor Regulations, Sections 2530.200b-2(b) and 2530.200b-2(c) are incorporated by reference into this Section 1.2.y.

z.     “Investment Option(s)” shall have the meaning specified in Section 4.1.a.(2).

aa.     “Leased Employee” means any person who pursuant to an agreement between a Company and any other person (“Leasing Organization”) performs services for the Company (or for the Company and “related persons” determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one (1) year and such services are performed under primary direction or control by the recipient; provided, however, that such person shall cease to be treated as a Leased Employee if he has failed to perform such services on a substantially full-time basis for a period of at least one (1) year following his initial designation as a Leased Employee.

bb.     “Non-Highly Compensated” shall mean those Employees or Participants, as applicable, who are not Highly Compensated.

cc.     “Normal Retirement” means retirement directly from employment with the Company, or immediately following Severance, effective the first of the month following or coincident with Participant’s attainment of age sixty-five (65) (“Normal Retirement Age”) or later.

dd.     “One (1) Year Break in Service” means a Plan Year during which the Participant has less than five hundred one (501) Hours of Service. In determining whether a One Year Break In Service has occurred, an Employee shall be deemed to have earned up to five hundred one (501) Hours of Service for a leave of absence from work which is due to pregnancy, or with respect to either a male or female Employee, birth of a child, placement of a child in connection with the child’s adoption by the Employee or postnatal care of a child, calculated in accordance with Code Section 411(a)(6)(E). Effective December 12, 1994, a Participant who returns to employment in accordance with the requirements of Code Section 414(u) following “qualified

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military service” (as defined in the Section) will not have a One Year Break In Service for the period of such “qualified military service”.

ee.     “Participant” means an individual who, while an Employee, satisfied the requirements of Sections 2.1. and 2.2., and refers to both an “Active Participant” and a “Suspended Participant.”

ff.     “Participant Account Value” means that portion of a Participant’s Total Account Value that consists of a Participant’s Employee Contributions, Employee Elected Company Contributions, and Rollover Contributions and Earnings thereon, less any distributions.

gg.     “Plan” means this Nortel Networks Long-Term Investment Plan.

hh.     “Plan Administrator” means Nortel Networks Inc.

ii.     “Plan Year” means each twelve (12) month period that begins on January 1 of each calendar year.

jj.     “Qualified Domestic Relations Order” means a judgment, decree or order made pursuant to state domestic relations law which assigns all or part of the Participant’s Vested Total Account Value to such Participant’s Alternate Payee and meets the requirements of Code Section 414(p) and ERISA Section 206(d)(3).

kk.     “Rollover Contribution” means the value of a contribution made pursuant to Section 4.1.c. hereof.

ll.     “Severance” means the period for which severance allowance or income continuation payments are paid pursuant to the Company’s severance plan or a separation agreement with the Company, respectively.

mm.     “Special IRA” means a separate Individual Retirement Account, as defined in Code Section 408, which had been created by a Participant to receive an amount paid or distributed from the employees’ trust fund of a qualified plan and which contains no other funds except such payment or distribution and any accumulated earnings thereon.

nn.     “Spouse” means the spouse of a Participant whose marriage continues to be recognized under the laws of the state in which the marriage was contracted as of the date in question.

oo.      “Suspended Participant” means a Participant who is no longer making current Employee Elected Company Contributions to the Plan because of the occurrence of one of the events set forth in Section 2.3.a.

pp.     “Total Account Value” consists of the Participant’s Account Value and the Company Contributions Account Value.

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qq.     “Total and Permanent Disability” means the physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder which renders him incapable of continuing his usual and customary employment with the Company as determined in the sole discretion of the Plan Administrator. However, with respect to the Company Contribution to be made under Section 4.2.a. hereof to a Participant who has a Total and Permanent Disability, “Total and Permanent Disability” means the physical or mental condition of a Participant that entitles the Participant to a Disability Insurance Benefit pursuant to the federal Social Security law.

rr.     “Trust Agreement” means the agreement by which Plan funds are held by the Trustee and which covers the rights and duties of the Trustee with respect to such funds.

ss.     “Trustee” means the trustee appointed by the Board to oversee the management and investment of the Fund, maintenance of accounts, and payment of benefits under the Plan.

tt.     “Unit” means, with respect to each Investment Option in which a Participant invests, the measure, either in a whole or fractional part, of such Participant’s investment in the total assets held in that particular Investment Option. A total of all Participants’ Units in a particular Investment option will equal the total number of Units that the Investment Option holds.

        “Unit Value” means, with respect to each Investment Option in which a Participant invests, the monetary worth of each Unit and is that price paid to purchase additional Units in such Investment Option for Participants who make investments in that Investment Option and is used to determine the value of a Participant’s investment in such Investment Option.

        The Trustee shall establish Units and Unit Value through a method of accounting consistently followed and uniformly applied. Such accounting methodology shall be within the sole discretion of the Trustee.

uu.     “Valuation Date” means the date or dates determined by the Trustee in any given calendar month as of which Participants’ accounts are valued.

vv.     “Vested” means having a nonforfeitable right to all or part of the Total Account Value, even though the right to receive distribution of such Total Account Value may be deferred until some time in the future under the terms and conditions of the Plan.

ww.     “Year of Service” means, with respect to an Employee, a Plan Year in which that Employee has at least one thousand (1,000) Hours of Service. The Years of Service of any Participant who does not complete an Hour of Service after the Effective Date shall not include Years of Service that were disregarded pursuant to the Plan’s break-in-service provisions that were in effect at any time prior to the Effective Date.

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1.3.    Use of Pronouns and Numbers

The masculine pronoun whenever used in this Plan shall include the feminine gender, and the singular pronoun whenever used herein shall include the plural unless the context clearly indicates a different meaning.

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ARTICLE 2

PARTICIPATION

2.1.    Eligibility for Plan Participation

a.     Each person who was a Participant in the Plan on the day prior to the Effective Date shall remain a Participant in the Plan as of the Effective Date.

b.     An Employee is eligible for Plan participation upon the Employee’s employment commencement date.

c.     Notwithstanding any provision in the Plan to the contrary, no individual who is designated, compensated or otherwise treated as an independent contractor by the Company shall be eligible to become a Participant in the Plan.

2.2.    Active Participation in the Plan

a.     An Employee may become an Active Participant in the Plan as soon as administratively practicable after the date the Employee completes and submits the necessary enrollment documentation and the enrollment is registered administratively with all affected processes, including payroll withholding and recordkeeping by the Plan Administrator and its contractors and delegates. The enrollment documentation shall be in such form as the Company designates that, among other things, authorize the Company to make the proper Employee Elected Company Contribution to the Plan.

b.     Any forms relating to the Plan and the administration thereof shall be designed and provided by the Plan Administrator or by the Trustee and may be modified from time to time.

c.     Prior to the later of May 1, 2000 and thirty-one (31) days after the commencement of an Employee’s employment, an Employee shall make an election under the Nortel Networks Retirement Income Plan (the “Retirement Plan”) between three (3) benefit options of the Capital Accumulation and Retirement Program: Traditional; Balanced; and Investor. Such election shall be made pursuant to the provisions of the Retirement Plan, the relevant provisions of which are incorporated into and made a part of this Plan as if fully set out herein. Such election shall determine the rate of Company Contributions that may be contributed with respect to such an Employee under this Plan, if the Employee elects to participate in this Plan pursuant to Section 2.2.d. hereof.

d.     The election to participate in this Plan shall be a separate and additional election from the election described in Section 2.2.c. With respect to Active Participants on April 30, 2000, no additional election to participate shall be required to continue participation on and after May 1, 2000. However, the election under Section 2.2.c. will affect the Participant’s entitlement to Company Contributions pursuant to Section 4.2. hereof on and after May 1, 2000. An election under this Section 2.2.d. shall not be effective unless an election has previously been made as described under Section 2.2.c.

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2.3.    Termination of Active Participation in the Plan

a.     An Active Participant shall become a Suspended Participant on the date on which any of the following occur:

(1)      Termination of employment with the Company for any reason;

(2)      Approved leave-of-absence during which the Participant receives no Eligible Compensation;

(3)      Death;

(4)      Retirement, i.e. termination of employment, directly from employment with the Company after the Participant attains Normal Retirement Age;

(5)      Termination of active participation (i) at the option of the Participant by virtue of suspending all Employee Elected Company Contributions or (ii) by virtue of a Company- arranged transfer to an Affiliated Company that is not a Company or (iii) transfer to a position within a Company in which the Participant is no longer an Employee;

(6)      Attainment of an applicable contribution limitation specified in Article 13.

b.     Unless a Suspended Participant again becomes an Active Participant, distribution of his Total Account Value shall be made (subject to Articles 6 and 8) by the Trustee as follows:

(1)      In the event of termination of employment per Section 2.3.a.(1), distribution shall be made as soon as administratively practicable after the Participant has requested such distribution in accordance with the administrative procedures established by the Plan Administrator or its designee. Prior to January 1, 2002, no such distribution shall be made as a result of a termination of employment of a Participant other than by reason of death or disability unless such termination of employment constitutes a separation from service for purposes of Code Section 401(k)(2)(B)(i)(I).

Effective January 1, 2002, a Suspended Participant’s Total Account Value may be distributed on account of the Suspended Participant’s termination of employment, without regard to whether a “separation from service” has occurred. Such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed. This provision shall apply to distributions requested after December 31, 2001, regardless of when the termination of employment occurred.

(2)      In the event of Total and Permanent Disability, distribution shall be made as soon as administratively practicable after the Participant has requested such distribution in accordance with the administrative procedures established by the Plan Administrator.

(3)      In the event of death per Section 2.3.a.(3), distribution shall be made pursuant to Article 9.

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(4)      In the event of retirement per Section 2.3.a.(4), including, for these purposes, such a retirement immediately following Severance, distribution shall be made pursuant to Section 8.1.b.

(5)      In the event an Active Participant becomes a Suspended Participant through the operation of Sections 2.3.a.(2) or 2.3.a.(5), such Participant shall remain in suspense until one of the events described in Subsection 2.3.a.(1), (3) or (4) or Total and Permanent Disability occurs, at which time the applicable provision of this Section 2.3.b. shall govern.

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ARTICLE 3

THE FUND

3.1.     Plan Fund

The accumulation of money in the Plan and the payment of benefits therefrom shall be provided for through the medium of a Fund held by a Trustee under the provisions of a Trust Agreement, pursuant to and in accordance with the provisions of this document.

3.2.    Constituency of the Fund

The contributions of the Company and the Participants to the Fund, including Rollover Contributions, together with any Earnings and distributions, shall constitute the entire Fund.

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ARTICLE 4

CONTRIBUTIONS

4.1.      Participant Contributions

a.     An Active Participant may elect to have an Employee Elected Company Contribution contributed to the Fund in accordance with the following provisions:

(1)      An Active Participant may elect to have any whole percentage from one percent (1%) to fifteen percent (15%), inclusive, of the Active Participant’s Eligible Compensation contributed as his Employee Elected Company Contribution, subject to the total dollar limitations on Employee Elected Company Contributions specified in Article 13 and subject to any limitations determined in the sole discretion of the Plan Administrator to be necessary to ensure that the Participant’s Eligible Compensation, less statutory and other deductions, is equal to or exceeds any periodic loan repayment due pursuant to the loan program specified in Section 7.6.

The portion of an Active Participant’s Eligible Compensation Deferred Amount that such Active Participant does not elect to have contributed to the Fund as an Employee Elected Company Contribution shall be paid in cash as part of the Active Participant’s base pay.

(2)      An Active Participant may elect to have a portion of his Employee Elected Company Contribution invested in one or more of the Investment Options listed in Appendix B of this Plan in minimum percentage increments as determined from time to time by the Plan Administrator or its designee. Appendix B is incorporated into and made a part of this Plan and may be amended from time to time in the manner described in Article 12 hereof.

The total of the percentages of an Active Participant’s Employee Elected Company Contribution elected to be invested in one or more of the above stated Investment Options shall equal one hundred percent (100%) of such Active Participant’s Employee Elected Company Contribution.

Anything in this Section 4.1.a.(2) to the contrary notwithstanding, investments may be made in a particular Investment Option only when such Investment Option has been made available to Participants as determined in the sole discretion of the Plan Administrator.

(3)      An Active Participant’s election pursuant to Sections 4.1.a.(1) or 4.1.a.(2) shall be effective as soon as practicable after such election is made as determined from time to time by the Plan Administrator or its designee in a consistent and non-discriminatory manner provided that proper notice, as determined by the Trustee, is given by the Active Participant. In the case of an Employee who was not previously a Participant, or who is a Suspended Participant, the election shall be effective on the date participation in the Plan begins or resumes.

 (4)      An Active Participant who fails to notify the Trustee of his election pursuant to Section 4.1.a.(2) shall be presumed to have elected to have his entire Employee

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Elected Company Contribution deposited in the Investment Option which is designated at any applicable time in Appendix B hereof as the “Default Investment Option.”

(5)      An Active Participant may elect to change his previous election under Sections 4.1.a.(1) or 4.1.a.(2) by giving proper notice, as determined by the Trustee, and such changes shall be effective as soon as practicable upon receipt of such notice as determined by the Plan Administrator or its designee in a consistent and non-discriminatory manner.

 (6)      An Active Participant’s election or change of election under Sections 4.1.a.(1), 4.1.a.(2), or 4.1.a.(5) shall apply to future contributions only, effective as provided herein, and shall not operate to alter the balances in the Investment Options which are attributable to previously made Employee Elected Company Contributions.

b.     When an Active Participant’s Employee Elected Company Contributions made in a Plan Year reach the limitation specified in Article 13, no further Employee Elected Company Contributions shall be made on behalf of such Participant during the balance of such Plan Year and that Participant shall become a Suspended Participant in accordance with Section 2.3.a.(6). As of the first day of the immediately following Plan Year, such Suspended Participant shall automatically become an Active Participant and his Employee Elected Contributions shall automatically resume unless the Participant elects otherwise pursuant to Sections 2.3.a.(5)(i) or 4.1.a.(5).

c.     The Plan shall accept eligible Rollover Contributions from any Employee eligible to be a Participant or from any former Employee who is a Suspended Participant in accordance with administrative procedures established by the Trustee. Rollover Contributions shall be deposited in the “Default Investment Option” (as described in Section 4.1.a.(4) hereof) unless such Employee elects to deposit such Rollover Contribution into another Investment Option.

d.     A Participant may elect to transfer part or all of his Participant Account Value invested in a particular Investment Option to another Investment Option in accordance with the provisions of Section 4.5.

4.2.     Company Contributions

a.      Subject to the rights of the Company per Article 12 and Section 4.2.d. hereof, the Company shall contribute on behalf of each Active Participant as a Company Contribution a matching amount which is determined by the prior election of the Participant between the Traditional, Balanced and Investor options described in Section 2.2.c. hereof. Such Company Contributions shall be made as soon as practicable after the payroll period with respect to which the related Employee Elected Company Contribution is made. One of the following contribution rates shall apply, as determined by the election of the Participant: (1) with respect to a Participant who has elected the Traditional option: sixty percent (60%) of such Active Participant’s Employee Elected Company Contribution; (2) with respect to a Participant who has elected the Balanced option: fifty percent (50%) of such Active Participant’s Employee Elected Company Contribution; and (3) with respect to a Participant who has elected the Investor option; one hundred percent (100%) of such Active Participant’s Employee Elected Company Contribution.

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However, the Company Contribution shall be based only on Employee Elected Company Contributions that do not exceed six percent (6%) of an Active Participant’s Eligible Compensation.

With respect to Plan Years beginning on or after January 1, 1998, in addition to the Company Contributions made pursuant to the preceding sentence, the Company shall contribute to the Plan on behalf of each Participant as of the end of each Plan Year as make-up Company Contributions an amount that equals the difference between (1) the contribution rate that applies to the Participant as described in the preceding paragraph (sixty percent (60%), fifty percent (50%), or one hundred percent (100%) depending upon whether the Traditional, the Balanced or the Investor option applies) of the Employee Elected Company Contributions made pursuant to Section 4.1 by such Participant for such Plan Year which were not in excess of 6% of such Participant’s Eligible Compensation for such Plan Year and (2) the total monthly Company Contributions made to the Plan on behalf of such Participant during such Plan Year.

A Participant who has a Total and Permanent Disability and who has elected the Investor option, may, upon the later of the occurrence of the Total and Permanent Disability and the effective date of such election of the Investor option, apply for the continuation of a Company Contribution during the period of the Total and Permanent Disability until the commencement of benefit payments under Section 8.3. hereof. The amount of such Company Contribution shall be four percent (4%) of the Participant’s base pay for the Plan Year immediately preceding the occurrence of the Total and Permanent Disability. Such contribution shall be made monthly and shall be the only contribution made on behalf of such a Participant during the continuation of the Total and Permanent Disability.

An Active Participant may elect to have his Company Contribution contributed to the Fund in accordance with the following provisions:

(1)      An Active Participant may elect to have a portion of his Company Contributions invested in one or more of the Investment Options in minimum percentage increments as determined from time to time by the Plan Administrator or its designee.

The total of the percentages of an Active Participant’s Company Contributions elected to be invested in one or more of the Investment Options shall equal one hundred percent (100%) of such Active Participant’s Company Contributions. An Active Participant who fails to notify the Plan Administrator of his election hereunder shall be presumed to have elected to have one hundred percent (100%) of his Company Contribution deposited in the Investment Option described in Section 4.1.a.(4) hereof.

Anything in this Section 4.2.a.(1) to the contrary notwithstanding, investments may be made in a particular Investment Option only when such Investment Option has been made available to Participants as determined in the sole discretion of the Plan Administrator.

(2)      An Active Participant’s election pursuant to Section 4.2.a.(1) shall be effective as soon as practicable after such elections are made as determined from time to time by the Plan Administrator or its designee in a consistent and non-discriminatory manner, provided that proper notice of the election, as determined by the Trustee, is given by the Active

16.

Participant. In the case of an Employee who was not previously an Active Participant or who is a Suspended Participant, such election shall be effective on the date participation in the Plan begins or resumes, subject to the foregoing notice requirements.

(3)  An Active Participant may elect to change his previous election pursuant to Section 4.2.a.(1) by giving proper notice, as determined by the Trustee, and such changes shall be effective as soon as practicable upon receipt of such notice as determined by the Plan Administrator or its designee in a consistent and non-discriminatory manner.

b.     An Active Participant’s election or change of election pursuant to Section 4.2.a.(1) or (3) shall apply to future contributions only, effective as provided herein, and shall not operate to alter the balances in the Investment Options which are attributable to previously made Company Contributions.

c.     A Participant may elect to transfer part or all of his Company Contributions Account Value from one Investment Option to another in accordance with the provisions of Section 4.4.

d.     All Company Contributions are made subject to deductibility and continued qualification of the Plan for federal income tax purposes.

4.3.     Reemployed Veterans

Effective December 12, 1994, with respect to any Participant who returns to employment from “qualified military service” (as defined in Code Section 414(u) on or after such date, such a Participant shall be entitled to make certain “makeup” Employee Elected Company Contributions and certain matching Company Contributions shall be made with respect thereof to the extent required by Section 414(u) of the Code.

4.4.     Amounts Contributed in Error By the Company

a.     Company Contributions made due to a mistake of fact shall, upon written demand of the Company, be returned to the Company by the Trustee within one (1) year of the date such Company Contributions were made, reduced by any net losses of the Fund attributable thereto, but not increased by any net earnings of the Fund attributable thereto.

b.     If the Internal Revenue Service rescinds the status of the Plan as “Qualified”, amounts of Company Contributions made prior to the date the unfavorable ruling is made by the Internal Revenue Service and during the period in which the Plan has been determined to not be “Qualified” shall be returned to the Company within one (1) year of the date such unfavorable ruling is made.

c.     If the Internal Revenue Service disallows deductibility of any amount of any Company Contributions, such disallowed amount shall be returned to the Company within one (1) year of the date of disallowance.

d.     If, for any reason or mistake, aggregate Company Contributions for any fiscal year (as such “fiscal year” may be defined for purposes of the financial reporting and

17.

administration of Nortel Networks Inc.) exceed the amount of Company Contributions properly payable under the terms and conditions of this Plan or the rules and regulations of the Internal Revenue Service, and such excess is not returned to the Company per Section 4.4., it shall be allocated to Participants in accordance with their respective, aggregate Company Contributions for the applicable period.

4.5.     Account Transfers

Provided proper and timely notice, as determined by the Trustee, is given by a Participant, a Participant may elect to transfer a portion or all of his Total Account Value invested at the time of election in a particular Investment Option to any other Investment Option in minimum percentage increments of such transferred amount as determined from time to time by the Plan Administrator or its designee. The number of such transfers permitted in any calendar month shall be determined in the sole discretion of the Plan Administrator. Any such transfer shall be executed as of the Valuation Date next following the date on which the election is made; provided, however, that such transfer shall be executed sooner if permitted by current administrative practices applied on a consistent and non-discriminatory manner as determined in the sole discretion of the Trustee.

4.6.     Valuation of Investments

Investments in Investment Options shall be valued in Units and Unit Values as of the relevant Valuation Date.

4.7.     Short Term Investment

The Participant Account Value and/or Company Contributions Account Value may be invested from time to time by the Trustee in such short term investments as the Trustee may determine in its discretion, pending investment in designated Investment Options or pending distribution to a Participant, as applicable.

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ARTICLE 5

ALLOCATION OF CONTRIBUTIONS AND EARNINGS

5.1.     Deposit of Contributions in the Fund

All contributions shall be deposited in the Fund. The Trustee shall invest the contributions on behalf of Participants in accordance with the terms of the Plan and the Trust Agreement.

5.2.     Separate Participant Accounts

An account shall be maintained on behalf of each Participant. A reporting of a Participant’s account and the activity thereunder shall be made to each Participant not less often than annually.

5.3.     Report to Participants

Upon request, a Participant shall be provided with such information concerning the Participant’s account as is required to be disclosed pursuant to ERISA.

5.4.     Allocation of Earnings

The Earnings of the Fund shall be allocated to the Participant Account Value and the Company Contributions Account Value of all Active Participants and Suspended Participants, in proportion to the balance of such accounts, and in proportion to the balance of each element constituting such accounts, as of the last day of each calendar month, or more frequently as determined by the Plan Administrator or its designee.

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ARTICLE 6

VESTING

6.1.     Vesting of Participant Account Value

A Participant is always Vested in one hundred percent (100%) of his Participant Account Value.

6.2.     Vesting of Company Contributions Account Value

On and after January 1, 2000, a Participant who has at least one (1) Hour of Service on or after January 1, 2000 shall be immediately Vested in one hundred percent (100%) of his Company Contributions Account Value.

6.3.     Distribution of Vested Amounts; Forfeitures

In the event of termination of employment, the Company Contributions Account Value in which a Participant is Vested pursuant to Section 6.2. shall be distributed in accordance with Section 2.3.b.

a.     The non-Vested portion of a Participant’s Company Contributions Account Value was forfeited upon separation from employment, if such separation occurred before January 1, 2000.

b.     A Participant may reverse the forfeiture described in Section 6.3.a. if such Participant repays to the Fund the full amount of the distribution received from the Participant’s account pursuant to Section 2.3.b. before the earlier of:

(1)      five (5) years after the first day the employee is subsequently employed by (i)  a Company or (ii) an Affiliated Company or

(2)      five (5) consecutive One (1) Year Breaks In Service commencing after the distribution.

c.     On and after January 1,1995, a Participant who otherwise meets the requirements set forth in Section 6.3.b. may reverse the forfeiture described in Section 6.3.a. by repaying to the fund the amount provided in Section 6.3.b. or the full amount of the distributed Employee Elected Company Contributions on which the forfeited Company Contributions were based and the Earnings on those Employee Elected Contributions as of the date of their distribution.

6.4.     Disposition of Forfeitures

All forfeitures shall remain in the Fund and in a forfeiture account that shall reduce future Company Contributions by the amount of such forfeitures.

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ARTICLE 7

WITHDRAWAL OF ACCOUNT VALUES WHILE AN EMPLOYEE

7.1.    In-Service Withdrawals

Upon proper notification to the Trustee, an Employee who is a Participant may withdraw any part or all of the following funds from the Plan:

a.	Employee Contributions and Earnings thereon not previously withdrawn, but not less than One Hundred Dollars ($100);

b.	Company Contributions Account Value in which he is Vested to the extent that such Company Contributions Account Value represents Company Contributions made to this Plan before January 1, 1983, and Earnings thereon; and

c.	Subsequent Vested Company Contributions which were contributed to this Plan prior to May 1, 2000, and were contributed in calendar years which ended at least two (2) full calendar years prior to such Participant’s election to withdraw, and Earnings thereon; and

d.	Rollover Contributions and Earnings thereon that were deposited into the Plan prior to May 1, 2000, provided that no more than one (1) such withdrawal may be requested by a Participant during the entire period of his participation in the Plan.

If Common Shares are included in the withdrawal and are less than fifty (50) Common Shares, the distribution of such Common Shares shall be made in cash. If fifty (50) Common Shares or more are included in the withdrawal, a Participant may elect to receive the distribution of Common Shares in shares, provided at least fifty (50) Common Shares are so distributed.

7.2.    Withdrawal for Reasons of Financial Hardship

a.     An Employee who is a Participant may request a distribution for reason of financial hardship. Such request shall be deemed to be “for reason of financial hardship” if the distribution is both made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need and provided that distributions may only be made in accordance with the Code and regulations promulgated thereunder. A Participant desiring such distribution shall present to the Trustee sufficient facts that shall permit the Trustee to determine, in a uniform and non-discriminatory manner, the existence of a financial hardship, the amount that is necessary to meet the hardship, and the fact that funds are not reasonably available from other resources of the Participant. Such a withdrawal shall be made from the Investment Options in which the Participant has elected to invest contributions in the order of priority as determined from time to time by the Plan Administrator or its designee and applied in a consistent and non-discriminatory manner. Amounts which may be withdrawn for reason of financial hardship are limited to the amount of Employee Elected Company Contributions, Earnings accrued on such Employee Elected Contributions on or before December 31, 1988, plus

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the amount of Vested Company Contributions and Earnings thereon in a Participant’s account which are not available for withdrawal pursuant to Section 7.1.b.

b.     All distributions made for reason of financial hardship shall be made in cash.

7.3.    Effect of Hardship Withdrawals

The election of the option described in Section 7.2 shall not affect a Participant’s status as an Active Participant.

7.4.    Company Contributions Not Withdrawn

The Company Contributions Account Value in which a Participant becomes Vested and which is not withdrawn by a Participant in accordance with this Article 7 shall remain in the Participant’s account in the Fund and shall be distributed to the Participant in accordance with the provisions of Article 8.

7.5.    Effective Date of Withdrawal

The effective date of a withdrawal made in accordance with the provisions of this Article 7 shall be the first Valuation Date after the withdrawal has been approved by the Plan Administrator or its designee.

7.6.    Loans

a.     Upon application by any Participant who is an Employee or a former Employee, Beneficiary or Alternate Payee, and who is a party-in-interest, as that term is defined in ERISA Section 3(14), as to the Plan (referred to as “Eligible Participant” for purposes of Section 7.6), the Trustee shall in its sole discretion make a loan to such Eligible Participant, not to exceed fifty percent (50%) of the value of the Vested portion of the Eligible Participant’s Total Account Value as of the most recently available Valuation Date at the time the loan is processed by the Trustee. Such loans shall be made pursuant to the provisions of the written plan loan program procedure, which procedure is hereby incorporated by reference as part of the Plan, and the requirements of Code Section 72(p)(2) and ERISA Section 408(b)(1). Furthermore, such plan loan program procedure may be modified or amended in writing by the Plan Administrator from time to time without the necessity of amending this Section 7.6.

b.     Section 7.6.a. above to the contrary notwithstanding, the amount of a loan made to an Eligible Participant shall not be less than One Thousand Dollars ($1,000) and shall not exceed an amount equal to:

 (1)      the lesser of: (i) Fifty Thousand Dollars ($50,000) (reduced by the Eligible Participant’s highest outstanding loan balance from the Plan during the twelve (12) month period ending on the day before the date on which the loan is made) or (ii) one-half of the Vested portion of the Eligible Participant’s Total Account Value as of the most recently available Valuation Date at the time the loan is processed by the Trustee; minus

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(2)      the total outstanding loan balance of the Eligible Participant under all other loans from all qualified plans of the Company or an Affiliated Company, or affiliated service group as defined in Code Section 414(m).

c.     The loan shall include, but not be limited to, the following terms: (1) level amortization with payments not less frequently than quarterly; (2) repayment in five (5) years or less, except with respect to a “mortgage loan” (which must be repaid within fifteen (15) years; and (3) a reasonable rate of interest as required by Code Section 4975(d)(1). A “mortgage loan” is a loan that will be used for the initial purchase or construction of the applicant’s primary residence, including the down payment and closing costs.

7.7.    Other Eligible Participants

The provisions of Article 7 shall apply to a Suspended Participant who is not an Employee if:

a.     Such Suspended Participant’s employment with the Company was terminated solely as a result of a business transaction such as, but not limited to, an asset sale, between the Company and another company, pursuant to which the Company terminates the employment of such Suspended Participant and:

 (1)      Such other company hires the Suspended Participant;

 (2)      Such transaction between Company and the other company does not constitute the sale of a trade or business under Code Section 401(k)(2)(B)(i)(II) which would permit a distribution under Section 2.3.b.(1);

 (3)      Such Suspended Participant’s Total Account Value has not been transferred in a trust to trust transfer between the Plan and a qualified plan sponsored by such other company; and

 (4)      Such Suspended Participant has not terminated employment with such other company on the date in question or

b.     The employee is a Suspended Participant solely by virtue of a Company arranged transfer to an Affiliated Company or a company described in Section 14.5.b. which is not a Company.

7.8.     Age 59 ½ Withdrawals

Upon proper notification to the Trustee, an Employee who is a Participant and who has attained the age of fifty nine and one-half (59 ½) may withdraw any part or all of the Participant’s Company Contributions Account Value and Participant Account Value. A Participant may request such a withdrawal only one time in any Plan Year.

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ARTICLE 8

PAYMENT OF BENEFITS

8.1.     Form of Payments

a.     A Suspended Participant who is eligible for a distribution of his Vested Total Account Value in accordance with Section 2.3.b.(1) or (2) shall automatically be entitled to receive a lump sum distribution of such Total Account Value upon request to the Trustee. Effective April 1, 1997, if such Suspended Participant is at least fifty nine and one-half (59-1/2) years of age, the Suspended Participant may request that the Trustee utilize all or a portion of his Vested Total Account Value to pay him installment payments, as described in Section 8.1.b.(2) below.

b.     A Suspended Participant who retires from the Company and is eligible for a distribution of his Vested Total Account Value in accordance with Section 2.3.b.(4) shall receive a lump sum distribution of such Total Account Value upon request to the Trustee. However, such Suspended Participant may request that the Trustee utilize all or a portion of his Vested Total Account Value to pay him installment payments which shall be an income payable in substantially equal monthly payments or income payable in varying monthly amounts. Such installments shall be of such amount and on such a schedule that they comply with any minimum distribution rules required by applicable law. The Trustee shall adjust payments to the Participant pursuant to this Section 8.1.b. to reflect the Earnings allocated to the Participant’s Account subsequent to the commencement of payments, as determined by the Trustee. A Participant who elects installments may suspend such installment payments and subsequently elect again to commence installment payments at the same or a different level or form upon proper and timely notice to the Trustee.

8.2      Facility of Payment

a.     If the Plan Administrator finds that any person to whom a benefit is payable from the Fund is unable to care for his affairs because of mental incapacity, illness, disability or accident, any payment due may be paid only to a duly appointed guardian, committee, conservator, or other legal representative of such person. Any such payments shall be a complete discharge of any liability of the Fund under the Plan therefore.

b.     If the Vested Total Account Value of any Participant eligible for a lump sum distribution pursuant to Sections 8.1.a. or 8.1.b. is equivalent to five thousand dollars ($5,000) or less on the Valuation Date immediately following his initial eligibility for a lump sum distribution, the Trustee shall distribute such Vested Total Account Value in a lump sum to such Participant without the consent of the Participant in lieu of and in complete discharge of its obligation to furnish such benefit.

8.3.    Time of Payment

a.     Subject to the provisions of the remaining sub-sections of Section 8.3., the distribution of a Participant’s Vested Total Account Value shall be commenced as soon as

24.

administratively feasible after the date the Participant becomes entitled to such distribution pursuant to Section 2.3.b.

b.     The distribution of a Participant’s Vested Total Account Value shall be deferred until the earlier of the date the Participant elects for commencement of the distribution (except as otherwise required under Section 8.3.c. hereof), or the Participant’s date of death. Specifically, a Participant must consent to the Distribution Date pursuant to Section 8.3.a. The Trustee shall furnish information to a Participant regarding such consent no less than thirty (30) days and no more than ninety (90) days before such distribution. However, a Participant may elect (with any applicable spousal consent) to waive the requirement that the written explanation be provided at least thirty (30) days before the benefit starting date if the distribution commences more than seven (7) days after such explanation is provided. The information furnished shall inform the Participant of his right to defer the distribution of his Plan benefit and of his Direct Rollover right pursuant to Article 10.

c.     Notwithstanding any provision in the Plan to the contrary, the distribution of the Vested Total Account Value of a Participant shall commence no later than April 1 of the calendar year immediately following the calendar year in which the later of the following dates occurs: (i) the date such Participant attains age seventy and one-half (70-1/2) or the date such Participant retires. The distribution under this Section 8.3.c. shall be in such amounts and on such a schedule that they comply with any minimum distribution rules required by applicable law.

d.     Except as provided in Section 8.3.c., the distribution of the Plan benefit of a Participant pursuant to Article 8 shall not occur while the Participant is employed by the Company or an Affiliated Company.

e.     A Participant may not elect to defer distribution of his Vested Total Account Value or a portion thereof to the extent that such deferral creates a death benefit which is more than incidental within the meaning of Code Section 401(a)(9)(G).

f.     The distribution of a Participant’s Plan benefit shall be in compliance with Code Section 401(a)(9). With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of the final regulations under Section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.

8.4.    Effective Date of Distribution

Except as otherwise provided, the effective date of a distribution made in accordance with the provisions of this Article 8 shall be the first Distribution Date after the distribution has been approved by the Trustee. Any necessary valuations shall be made on such Distribution Date.

25.

ARTICLE 9

BENEFICIARIES AND ALTERNATE PAYEES

9.1.    Beneficiaries

a.     In the event of the Participant’s death, the Participant’s Spouse shall be deemed to be such Participant’s Beneficiary unless the Participant had previously filed with the Trustee either a waiver of the Spouse’s right to a death benefit that is consented to by the Participant’s Spouse or an affidavit that the Spouse cannot be located. Such consent is irrevocable, must be witnessed by a Plan representative or acknowledged by a notary public, and must indicate the effect of the Participant’s election. In the case of a benefit payable after death, the consent may be made after the Participant’s death. Such waiver or affidavit shall be in a manner acceptable to the Trustee and/or in compliance with any federal laws, rules or regulations which provide rights to the Spouse and/or protect any such rights which may exist.

        Notwithstanding the foregoing, if a Participant who elected prior to August 15, 2002, to receive his Plan benefit in the form of a nontransferable annuity contract pursuant to Section 8.1.(b)(1) as constituted prior to August 15, 2002, dies prior to his annuity starting date (as such term is defined in Code Section 417(f)(2)) and leaves a Spouse, such Participant’s Beneficiary shall be such Spouse as to 50% of his Total Account Value and any designation of any other person or entity by such Participant as his Beneficiary with respect to such amounts shall be null and void.

b.     The Participant’s Beneficiary may elect:

(1)      To receive his allocated portion of the Participant’s Total Account Value in a lump sum which will be distributed as soon as administratively practicable, but in no event later than the end of the Fiscal Quarter following the Fiscal Quarter in which the Trustee received notice of the Participant’s death; or

(2)      To participate in the Plan in accordance with Section 9.3. with respect to the portion of the Participant’s Total Account Value allocated to him. However, a Beneficiary who is not the Participant’s Spouse may participate in the Plan no more than three (3) months after the date the Trustee receives notice of the Participant’s death. A non-Spouse Beneficiary whose account under the Plan was established prior to May 15, 2002 may participate in the Plan no more than five (5) years.

c.     Whenever benefits become payable to a Participant’s estate, the Fund shall make a single-sum cash distribution to the estate.

9.2.     Alternate Payees

All rights and benefits, including elections, provided to a Participant under this Plan shall be subject to the rights afforded any Alternate Payee under a Qualified Domestic Relations Order. In the event the Trustee receives a Qualified Domestic Relations Order which assigns all or a portion of a Participant’s Vested Total Account Value to an Alternate Payee for immediate distribution to such Alternate Payee, the Trustee shall distribute the entire interest of the

26.

Alternate Payee in such Vested Total Account Value as soon as administratively practicable in a lump sum even if the affected Participant has not reached the “earliest retirement age” as defined in Code Section 414p(4)(b). If the Qualified Domestic Relations Order does not provide for such an immediate distribution to the Alternate Payee, such Alternate Payee shall continue to participate in the Plan with respect to the benefits allocated to him to the extent provided in Section 9.3.

9.3.     Plan Participation by Beneficiaries and Alternate Payees

The funds allocated to a Beneficiary or Alternate Payee who does not receive a lump sum distribution as provided in 9.1.b.(1) or 9.2, as applicable, shall be placed in an account in the name of such Beneficiary or Alternate Payee. Earnings of the Fund shall be allocated to such account as provided in Section 5.4. and reports shall be provided in accordance with Section 5.3. Such Beneficiary or Alternate Payee shall only be eligible to exercise the following elections with respect to funds which have been allocated to that account:

(a)      Elect account transfers in accordance with Section 4.5. and

(b)      Elect to receive a lump sum distribution of the funds in the account.

9.4.    Facility of Payment

a.     If the Plan Administrator finds that any person to whom a benefit is payable from the Fund is unable to care for his affairs because of mental incapacity, illness, disability or accident, any payment due may be paid only to a duly appointed guardian, committee, conservator, or other legal representative. Any such payments shall be a complete discharge of any liability of the Fund under the Plan therefore.

b.     Notwithstanding any provision in the Plan to the contrary, if the value of the benefit allocated to the Beneficiary or Alternate Payee in accordance with Section 9.1. or 9.2. respectively is Five Thousand Dollars ($5,000) or less as of the Valuation Date immediately following his initial eligibility for such benefit, the Plan Administrator shall distribute the lump sum value of such benefit to such Beneficiary or Alternate Payee without his consent in lieu of and in complete discharge of its obligation to furnish such benefit.

c.     If any distribution pursuant to Article 9 includes less than fifty (50) Common Shares, the distribution of such Common Shares shall be made in cash. If fifty (50) Common Shares or more are included in the distribution, the Beneficiary or Alternate Payee may elect to receive the distribution in shares, provided that at least fifty (50) Common Shares are so distributed.

9 5.    Death of Beneficiary or Alternate Payee

In the event of the death of a Beneficiary or Alternate Payee subsequent to the establishment of his entitlement to Plan funds as provided in Section 9.1.a. or 9.2. respectively, but prior to the distribution of such funds to him, such funds shall be distributed in cash in a lump sum to his beneficiary as designated on a form approved by and filed with the Trustee or, in the absence of such designation, to the estate of such Beneficiary or Alternate Payee.

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ARTICLE 10

ELIGIBLE ROLLOVER DISTRIBUTIONS

10.1.      Effective Date

This Article 10 applies to distributions made on or after January 1, 2002.

10.2.     Definitions

For purposes of this Article 10, the following terms shall have the following meanings:

(a)      Direct Rollover: A payment by the Plan to an Eligible Retirement Plan designated by a Distributee.

(b)      Distributee: Each (i) Participant entitled to an Eligible Rollover Distribution, (ii) Participant’s surviving Spouse with respect to the interest of such surviving Spouse in an Eligible Rollover Distribution, and (iii) former Spouse of a Participant who is an Alternate Payee under a Qualified Domestic Relations Order, with regard to the interest of such former Spouse in an Eligible Rollover Distribution.

(c)      Eligible Retirement Plan: (i) With respect to a Distributee other than a surviving Spouse, an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified plan described in Code Section 401(a), which under its provisions accepts such Distributee’s Eligible Rollover Distribution and (ii) with respect to a Distributee who is a surviving Spouse, an individual retirement account described in Code Section 408(b). Effective January 1, 2002, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 404(p) of the Code.

(d)      Eligible Rollover Distribution: Any distribution of all or any portion of the Plan benefit of a Distributee other than (i) a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary or for a specified period of ten years or more, (ii) a distribution to the extent such distribution is required under Code Section 401(a)(9), (iii) the portion of a distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), except that effective January 1, 2002, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. (However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts

28.

so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.), (iv) a loan treated as a distribution under Code Section 72(p) and not excepted by Code Section 72(p)(2); (v) a loan in default that is a deemed distribution; (vi) corrective contributions pursuant to Code Sections 401(k)(8) and 402(g)(2); (vii) effective January 1, 1999, any part of a distribution that constitutes a hardship distribution under Code Section 401(k)(2)(B)(i)(IV); (viii) effective January 1, 2002, any amount that is distributed on account of hardship; and (ix) any other distribution so designated by the Internal Revenue Service in revenue rulings, notices, and other guidance of general applicability.

10.3.      Eligibility

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under Article 10, a Distributee may elect, at the time and in the manner prescribed by the Trustee, to have all or any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The preceding sentence notwithstanding, a Distributee may elect a Direct Rollover pursuant to Article 10 only if such Distributee’s Eligible Rollover Distributions during the Plan Year are reasonably expected to total Two Hundred Dollars ($200) or more. Furthermore, if less than one hundred percent (100%) of the Participant’s Eligible Rollover Distribution is to be a Direct Rollover, the amount of the Direct Rollover must be Five Hundred Dollars ($500) or more. Prior to any Direct Rollover pursuant to Article 10, the Distributee shall furnish the Trustee with a : statement from the plan, account, or annuity to which the benefit is to be transferred verifying that such plan, account, or annuity is, or is intended to be, an Eligible Retirement Plan.

10.4.     Direct Rollover Election

No less than thirty (30) days and no more than ninety (90) days before an Eligible Rollover Distribution, the Trustee shall inform the Distributee of his Direct Rollover rights pursuant to Article 10. A distribution or Direct Rollover of the Distributee’s benefit may commence less than thirty (30) days after such notice is given, provided that (a) the Distributee is eligible for a distribution (i) other than in accordance with Section 2.3.b.4., or (ii) if in accordance with Section 2.3.b.4., in a lump sum cashout payment pursuant to Section 8.2.b.; (b) the Trustee clearly informs the Distributee that the Distributee has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a Direct Rollover and (c) the Distributee, after receiving the notice, affirmatively elects either a distribution or a Direct Rollover or a combination thereof.

29.

ARTICLE 11

ADMINISTRATION

11.1.      Form of Trust

The Board and Trustee shall determine the form and terms of the Trust Agreement and shall modify the Trust Agreement from time to time to accomplish the purposes of this Plan. The Trust Agreement shall provide that the Board may remove any Trustee and appoint any successor.

11.2.      Named Fiduciaries

The Plan Administrator, the Committee and the Trustee shall each be named fiduciaries for the Plan with respect to their duties as set forth in the Plan or the Trust Agreement.

11.3.      Plan Administrator

11.3.1.      The Plan Administrator shall have the following powers, duties and responsibilities which it may retain, delegate or redelegate at any time, in writing, among the below-mentioned bodies, which it may remove or replace at any time:

a.     Subject to the powers, duties, and responsibilities conferred on the Committee pursuant to Section 11.4. below, the powers, duties and responsibilities of administration which are delegable to another administrator and

b.     Powers, duties and responsibilities of custody, investment and disbursement which are delegable to the Trustee, an administrator, investment advisor and/or an insurance company.

11.3.2.      In its relationship with the Trustee, any insurance company, administrator and/or any investment advisor pertaining to any matter or thing included in this Plan, any officer of Nortel Networks Inc. may sign or execute any document or instrument.

11.4.      Employee Benefits Committee

     (a)  The Committee shall be structured as follows:

(1)      The Committee shall be appointed by the Board and shall consist of one (1) or more persons. Any individual, whether or not an Employee, is eligible to become a member of the Committee.

(2)      Each member of the Committee shall serve until he resigns, dies, or is removed by the Board. At any time during his term of office, a member of the Committee may resign by giving written notice to the Board and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty (30) days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Board with or without cause, and the

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Board may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an Employee or employee of an Affiliated Company shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Company or an Affiliated Company.

(3)     The Committee may select officers and shall appoint a Secretary and such other agents and representatives as it may deem advisable (who may, but need not be, members of the Committee) to assist it in doing any act or thing to be done or performed by the Committee. The Committee shall keep appropriate records of its proceedings and shall make available for examination during business hours to any Participant, Beneficiary or Alternate Payee, such records as pertain to that individual’s interest in the Plan. The Committee shall designate the person or persons who shall be authorized to sign for the Committee and, upon such designation, the signature of such person or persons shall bind the Committee.

(4)     The Committee shall hold meetings at such time and place as it may from time to time determine. A majority of the members of the Committee duly appointed shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting where a quorum is present shall be by a vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by all of the members of the Committee.

(5)     No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree, the Board shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

(6)     The members of the Committee shall not receive compensation with respect to their services for the Committee, but all expenses of the Committee shall be paid by the Company. To the extent required by the Act or other applicable law, or required by the Company, members of the Committee shall furnish bond or security for the performance of their duties hereunder.

b.     The Committee shall supervise the administration and enforcement of the Plan to the extent set forth below according to the terms and provisions of the Plan and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

(1)     In its sole discretion, to construe all terms, provisions, conditions, and limitations of the Plan. In all cases, the construction necessary for the Plan to qualify under the applicable provisions of the Code shall control;

(2)     In its sole discretion, to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(3)     In its sole discretion, to determine all questions relating to eligibility;

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(4)     In its sole discretion, to make a determination as to the right of any person to a benefit under the Plan; and

(5)     In its sole discretion, to review and make determinations on appeals pursuant to Section 11.6.

c.     Nortel Networks Inc. shall provide appropriate insurance coverage to cover financial liability for the members of the Committee and may provide such coverage for other fiduciaries of the Plan who are otherwise not appropriately insured.

11.5.      Trustee

a.     The Trustee shall have the powers, duties and responsibilities of custody, investment and disbursement of the Fund in accordance with the Plan and the Trust Agreement.

b.     The Trustee shall, in the course of its management of the Fund, purchase or sell Common Shares as necessary to implement the provisions of the Plan. It is understood that neither the Board, nor the Plan Administrator, nor the Committee, Participant, nor any other party shall have any authority or power to direct either (i) the price at which any such Common Shares may be purchased, or (ii) the time or times when any such Common Shares may be purchased, or (iii) the quantity of any such Common Shares that may be purchased, or (iv) the selection of any brokers or dealers to be utilized in any such purchase of Common Shares, or (v) the sources from which any such Common Shares may be purchased, or (vi) any other aspect of the manner in which any such Common Shares may be purchased.

11.6.     Appeals Procedure

All claims for benefits under the Plan shall be directed in writing to the attention of the Plan Administrator. If the Plan Administrator in its sole discretion determines that any individual who has claimed a right to receive benefits under the Plan is not entitled to receive all or any part of the benefits claimed, it shall inform the claimant by certified mail or by electronic notification of its determination and the reasons therefore in a manner calculated to be understood by the claimant. Such notification shall be given within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. Such notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a

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statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Following an initial adverse decision by the Plan Administrator concerning a claim for benefits, a claimant may appeal such determination within sixty (60) days of receipt of the notification of the adverse benefit determination. A claimant who appeals a denied claim may submit to the Committee written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information is “relevant” to a claim for benefits if it: (i)was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required by ERISA and the applicable regulations in making the benefit determination. The review of such an appeal by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee shall make a decision on the claimant’s appeal no later than the date of the meeting of the Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrator shall notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made.

If the Committee in its sole discretion determines that any individual who has filed an appeal of an initial adverse benefit determination is not entitled to receive all or any part of the benefits claimed, it shall inform the claimant by certified mail or by electronic notification of its determination and the reasons therefore in a manner calculated to be understood by the claimant. Such notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information is “relevant” to a claim for benefits if it: (i)was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required by ERISA and the applicable regulations in making the benefit determination.

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11.7.     Company to Supply Information

The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s compensation, age, Hours of Service, Years of Service, death, or other cause of termination of employment, and such other pertinent facts as the Committee may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan. When making a determination in connection with the Plan, the Committee and the Trustee shall be entitled to rely upon the aforesaid information furnished by the Company.

11.8.     Costs and Expenses

a.     Payment of all administrative expenses, including but not limited to the administrative expenses and counsel fees, if any, of the Trustee, the agreed-upon charges of any financial organization holding funds or managing any Investment Option, brokerage fees, investment commissions, stock transfer taxes, taxes on Fund assets for income attributable to such assets, and any other charges and expenses directly incurred in connection with the acquisition or disposition of property for or of the Fund or distribution from the Fund shall be paid from the Fund to the extent that the payment of such expenses by the Fund is permissible under applicable law; provided however, that the Company may elect to pay any or all of such administrative expenses.

b.     Notwithstanding Section 11.8.a., transaction costs, such as brokerage commissions, in connection with any of the Investment Options shall not be paid by the Company but rather shall be borne by the Participant incurring such transaction costs. Such transaction costs shall be deducted from Earnings on a Participant’s applicable Investment Option prior to such Earnings being credited to the Participant’s Investment Option account.

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ARTICLE 12

AMENDMENT, DURATION, TERMINATION AND MERGER

12.1.      Amendment and Duration of the Plan

The Company hopes and expects to continue the Plan, but necessarily reserves the right to amend the Plan from time to time or terminate the Plan at any time through appropriate actions of the Board. The Company’s power to amend the Plan may be delegated to a duly authorized officer or other representative of the Company in whole or in part. Any such delegation shall be effected by appropriate actions of the Board and communicated to the authorized individual in writing. Except as provided in Section 4.4., no such action shall operate to recapture for the Company any part of the Fund previously contributed under the Plan, nor, except to the extent necessary to meet the requirements of the Internal Revenue Service or any other governmental authority, affect adversely either the accounts of Participants or the Fund which secures such accounts.

12.2.      Termination of the Plan

If the Board terminates the Plan in accordance with Section 12.1., it shall discontinue Company Contributions under Section 4.2. and Employee Elected Company Contributions under Section 4.1. shall be discontinued. After the date of termination, no Employees may become Participants. Payments to Participants shall continue pursuant to the provisions of Article 8.

a.     Upon termination of the Plan, or upon the complete discontinuance of Company contributions under the Plan, the Company Contributions Account Value with respect to each Participant shall be immediately Vested.

b.     Upon partial termination of the Plan, the Company Contributions Account Value with respect to each Participant whose participation ceases as a result of the partial termination shall be immediately Vested.

12.3.      Merger of the Plan

If the Plan is merged into or consolidated with any other plan, or if the Plan’s assets or liabilities are transferred to any other plan, each Participant shall be entitled to receive a benefit immediately after the merger, consolidation, or transfer (if the Plan was then terminated) equal to or greater than the benefit he would have received had the Plan been terminated immediately before the merger, consolidation or transfer.

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ARTICLE 13

LIMITATIONS ON BENEFITS AND CONTRIBUTIONS

13.1.      Maximum Annual Addition

a.     In any one Plan Year beginning on or after January 1, 2002, the sum of Company Contributions allocated to a Participant’s account, plus the Employee Elected Company Contributions, excluding Rollover Contributions, ( the “annual additions”) cannot exceed the lesser of (i) one hundred percent (100%) of the Participant’s total compensation within the meaning of Code Section 415(c)(3) and applicable regulations or (ii) Forty Thousand Dollars, as adjusted for increases in the cost-of-living under Code Section 415(d). The Code Section 415(e) combined plan limitation shall not apply to the Plan after December 31, 1999. In addition, in any one Plan Year the total Employee Elected Company Contributions that may be made to the Fund by a Participant shall not exceed the amount specified in Code Section 402(g). For purposes of applying the limitations described in this Section 13.1. with respect to limitation years commencing on or after January 1, 2001, compensation paid or made available during such limitation years shall include elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code.

b.     If as a result of a reasonable error in estimating a Participant’s compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of Code Section 402(g)(3)) that may be made with respect to any individual under the limits of Code Section 415, or because of other limited facts and circumstances, the “annual additions” (as defined in Code Section 415) that would be credited to a Participant’s Accounts for a limitation year would nonetheless exceed the maximum permitted “annual additions” for such Participant for such year, the “excess annual additions” which, but for this Section, would have been allocated to such Participant shall be disposed of as follows:

(1)     First, any such “excess annual additions” in the form of Employee Elected Company Contributions on behalf of such Participant that would not have been considered in determining the amount of Company Contributions allocated to such Participant shall be distributed to such Participant, adjusted for income or loss allocated thereto;

(2)     Next, any such “excess annual additions” in the form of Employee Elected Company Contributions on behalf of such Participant that would have been considered in determining the amount of Company Contributions allocated to such Participant shall be distributed to such Participant, adjusted for income or loss allocated thereto, and the Company Contributions that would have been allocated to such Participant based upon such distributed Employee Elected Company Contributions shall, to the extent such amount would have otherwise been allocated to such Participant, be allocated to a suspense account and shall be held there until used to reduce future Company Contributions in the same manner as a forfeiture; and

(3)     Finally, any such “excess annual additions” in the form of Company Contributions shall, to the extent such amounts would otherwise have been allocated to such Participant, be allocated to a suspense account and shall be held therein until used to reduce future Company Contributions in the same manner as a forfeiture.

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c.     If the distribution under Section 13.1.b. does not satisfy the limitations described in Section 13.1.a., the Plan Administrator shall take additional measures in conformity with Code Section 415 and the regulations promulgated thereunder in order that the limitations set forth in Section 13.1.a. are satisfied.

13.2.      Limitation on Annual Deferrals and Nondiscrimination Requirements

a.     In restriction of the Participants’ Employee Elected Company Contribution elections provided in Section 4.1., the Employee Elected Company Contributions and the elective deferrals (within the meaning of section 402(g)(3) of the Code) under all other plans, contracts, and arrangements of the Company and those of all employers which constitute a controlled group of corporations, or a group of companies under common control (as described in Sections 414 of the Code) of which the Company is a part on behalf of any Participant shall be subject to a limitation set by Code Section 401(g). Such limitation shall be: $11,000 for calendar year 2002; $12,000 for calendar year 2003; $13,000 for calendar year 2004; $14,000 for calendar year 2005; and $15,000 for calendar years thereafter (with such amount to be adjusted automatically to reflect any cost-of-living adjustments authorized by section 402(g)(5) of the Code).

b.     In further restriction of the Participants’ Employee Elected Company Contribution elections provided in Section 4.1., it is specifically provided that one of the “actual deferral percentage” tests set forth in section 401(k)(3) of the Code and the Treasury regulations thereunder must be met in each Plan Year. The multiple use test described in Treasury Regulation section 1.401(m)-2 shall not apply for Plan Years beginning after December 31, 2001. The “compensation” that shall be used in such tests shall be the “safe harbor compensation” as defined in Treasury Regulation 1.414(s)-1(c)(4), provided that elective reductions under Section 132(f)(4) of the Code shall be excluded with respect to Plan Years commencing after December 31, 2000.

c.     In restriction of the Company Contributions hereunder, it is specifically provided that one of the “actual contribution percentage” tests set forth in section 401(m) of the Code and the Treasury regulations thereunder must be met in each Plan year. The Plan Administrator may elect, in accordance with applicable Treasury regulations, to treat Employee Elected Company Contributions to the Plan as Company Contributions for purposes of meeting this requirement.

d.     Anything to the contrary herein notwithstanding, any Employee elected Company Contributions to the Plan for a calendar year on behalf of a Participant in excess of the limitations set forth in Section 13.2.a. and any “excess deferrals” from other plans allocated to the Plan by such Participant no later than March 1 of the next following calendar year within the meaning of, and pursuant to the provisions of, section 401(g)(2) of the Code, shall be distributed to such participant not later than April 15 of the next following calendar year.

e.     Anything to the contrary herein notwithstanding, if, for any Plan Year beginning on or after January 1, 1997, the aggregate Employee Elected Company Contributions made by the Company on behalf of Highly Compensated Employees exceeds the maximum amount of Employee Elected Company Contributions permitted on behalf of such Highly Compensated Employees pursuant to Section 13.2.b (determined by reducing Employee Elected Company Contributions on behalf of Highly Compensated Employees beginning with the Employee

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Elected Company Contribution made by the Participant who made the highest of such contributions), such excess shall be distributed to the Highly Compensated Employees on whose behalf such excess was contributed before the end of the next following Plan Year.

f.     Anything to the contrary herein notwithstanding, if, for any Plan year, the aggregate Company Contributions allocated to Highly Compensated Employees exceeds the maximum amount of such Company Contributions permitted on behalf of such Highly Compensated Employees pursuant to Section 13.2.c. (determined by reducing Company Contributions made on behalf of Highly Compensated Employees in order of the “contribution percentages” (as that term is defined in section 401(m)(3) of the Code and Treasury regulations thereunder) beginning with the highest of such percentages), such excess shall be distributed to the Highly Compensated Employees on whose behalf such excess contributions were made.

g.     In coordinating the disposition of excess deferrals and excess contributions pursuant to this Section 13.2., such excess deferrals and excess contributions shall be disposed of in the following order:

(1)     First, Employee Elected Company Contributions which constitute excess deferrals described in Section 13.2.a. that are not considered in determining the amount of Company Contributions pursuant to Section 4.2. shall be distributed;

(2)     Next, excess Employee Elected Company Contributions which constitute excess deferrals described in Section 13.2.a. that are considered in determining the amount of Company Contributions pursuant to Section 4.2. shall be distributed, and the Company Contributions with respect to such Employee Elected Company Contributions shall be forfeited;

(3)     Next, excess Employee Elected Company Contributions described in Section 13.2.b. that are not considered in determining the amount of Company Contributions pursuant to Section 4.2. shall be distributed;

(4)     Next, excess Employee Elected Company Contributions described in Section 13.2.b. that are considered in determining the amount of Company Contributions pursuant to Section 4.2. shall be distributed, and the Company Contributions with respect to such Employee Elected Company Contributions shall be forfeited;

(5)     Finally, excess Company Contributions described in Section 13.2.d. shall be distributed.

h.     Any distribution or forfeiture of excess deferrals or excess contributions pursuant to the provisions of this Section shall be adjusted for income or loss allocated thereto in the manner determined by the Plan Administrator in accordance with any method permissible under applicable Treasury regulations. Any forfeiture pursuant to the provisions of this Section shall be considered to have occurred on the date which is 2-1/2 months after the end of the Plan Year.

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13.3.      Adjustments by Administrator

The Plan Administrator may, in its sole discretion, decrease the amount of the Employee Elected Company Contributions to be made for the benefit of any Active Participant, and pay the amount of the decrease to the Participant in cash, if the Plan Administrator deems such a decrease to be necessary in order to satisfy either the nondiscrimination requirement of Section 13.2. or the limitations described in Section 13.1., or both. The Plan Administrator may also, in its sole discretion, decrease the amount of the Employee Elected Company Contributions to be made for the benefit of any Active Participant, if such a decrease is necessary to ensure that the Participant’s Base Pay less statutory and other deductions, is equal to or exceeds any periodic loan repayment due pursuant to the loan program specified in Section 7.6. Any decrease in the Employee Elected Company Contributions for a Participant will also be effective for purposes of determining the amount of the Company Contributions to be made for the Participant’s benefit under Section 4.2.

13.4.      Company Safe Harbor Contributions

a.     In addition to the Employee Elected Company Contributions made pursuant to Section 4.1. for each Plan Year, the Company, in its discretion, may contribute to the Fund as a “safe harbor contribution” for such Plan Year the amounts necessary to cause the Plan to satisfy the restrictions set forth in Section 13.2.b. Amounts contributed in order to satisfy the restrictions set forth in Section 13.2.b. shall be considered “qualified matching contributions” (within the meaning of Treasury regulation § 1.401(k)-1(g)(13)) for purposes of such Section and shall be treated in the same manner as Employee Elected Company Contributions for all purposes of the Plan. Any amounts contributed pursuant to this Paragraph for a Plan Year shall be allocated as of the last day of such Plan Year to Participants who (1) received an allocation of Employee Elected Company Contributions for such Plan Year and (2) were not Highly Compensated Employees for such Plan Year (each such Participant individually referred to as an “Eligible Participant” for purposes of this Paragraph). Such allocation shall be made, first, to the Eligible Participant who received the least amount of pay for such Plan Year until the limitation set forth in Section 13.1. has been reached as to such Eligible Participant, then to the Eligible Participant who received the next smallest amount of Compensation for such Plan Year until the limitation set forth in Section 13.1. has been reached as to such Eligible Participant, and continuing in such manner until the Employer Safe Harbor Contribution for such Plan Year has been completely allocated or the limitation set forth in Section 13.1. has been reached as to all Eligible Participants. Any remaining Employer Safe Harbor Contribution for such Plan Year shall be allocated among the remaining Participants who were Eligible Employees during such Plan Year, with the allocation to each such Participant being the portion of such remaining Employer Safe Harbor Contribution which is in the same proportion that such Participant’s Compensation for such Plan Year bears to the total of all such Participants’ Compensation for such Plan Year.

b.     In addition to the Company Contributions made pursuant to Section 4.2. for each Plan Year, the Company, in its discretion, may contribute to the Trust as a “safe harbor contribution” for such Plan Year the amounts necessary to cause the Plan to satisfy the restrictions set forth in Section 13.2.c. with respect to certain restrictions on Company Contributions. Amounts contributed in order to satisfy the restrictions set forth in Section 13.2.c. shall be considered Company Contributions for all purposes of the Plan. Any amounts

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contributed pursuant to this Paragraph for a Plan Year shall be allocated as of the last day of such Plan Year to Participants who (1) received an allocation of Company Contributions for such Plan Year and (2) were not Highly Compensated Employees for such Plan Year (each such Participant individually referred to as an “Eligible Participant” for purposes of this Paragraph). Such allocation shall be made, first, to the Eligible Participant who received the least amount of Compensation for such Plan Year until the limitation set forth in Section 13.1. has been reached as to such Eligible Participant, then to the Eligible Participant who received the next smallest amount of Compensation for such Plan Year until the limitation set forth in Section 13.1. has been reached as to such Eligible Participant, and continuing in such manner until the Employer Safe Harbor Contribution for such Plan Year has been completely allocated or the limitation set forth in Section 13.1. has been reached as to all Eligible Participants. Any remaining Employer Safe Harbor Contribution for such Plan Year shall be allocated to the remaining Participants, with the allocation to each such participant being the portion of such remaining Employer Safe Harbor Contribution which is in the same proportion that such Participant’s Compensation for such Plan Year bears to the total of all such Participants’ Compensation for such Plan Year.

13.5.      Aggregation of Defined Contribution Plans

For the purpose of this Article 13, all defined contribution programs qualified under Code Section 401(a), of the Company and those of any Affiliated Company shall be treated as one defined contribution plan, and all defined benefit programs, qualified under Code Section 401(a), of the Company and those of any Affiliated Company shall be treated as one defined benefit plan.

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ARTICLE 14

MISCELLANEOUS

14.1.     Inalienability of Benefits

No right or claim to benefit payments from the Fund or assets of the Fund shall be assignable or alienable, nor shall such rights or claims be taken by attachment, execution, levy, or other legal or equitable proceedings, except as permitted under Code Section 401(a)(13) including (but not limited to) benefit payments to an Alternate Payee pursuant to a Qualified Domestic Relations Order. The Trustee shall make benefit payments only to Participants and Beneficiaries entitled to benefits under the Plan, persons designated under Section 8.2.a. or 9.4.a., and Alternate Payees designated by Qualified Domestic Relations Orders.

14.2.     Rights of Participants

Nothing herein contained shall be deemed to give any Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge such Employee at any time, nor shall it be deemed to give the Company the right to require the Employee to remain in its service, nor shall it interfere with the Employee’s right to terminate his service at any time.

14.3.      Applicable Law

The provisions of this Plan shall be construed according to the law of the State of Tennessee (without regard to its provisions with respect to conflict of laws) to the extent that federal law does not govern in the interpretation of the Plan or other matters.

14.4.      Voting of Common Shares

The Trustee shall furnish to each Participant, Beneficiary, and Alternate Payee in the Plan who has Vested Units representing whole Common Shares in his account notice of the date and purpose of each meeting of shareholders of Nortel Networks Corporation at which Common Shares are entitled to be voted and shall request from each such individual, instructions as to the voting at such meeting of the number of such whole Vested Common Shares attributable to such individual’s account on the record date of such meeting.

a.     If the Participant, Beneficiary or Alternate Payee furnishes such instructions to the Trustee on a timely basis, the Trustee shall vote such number of whole Common Shares in accordance with the instructions of such individual.

b.     Each Participant (or, upon the death of a Participant, that Participant’s Beneficiaries, acting collectively based on the vote of a majority in interest) and Alternate Payee shall be the “named fiduciary” with respect to the voting of the shares of Nortel Networks Corporation allocated to his or her account. Any such person who fails to furnish timely instructions to the Trustee concerning the voting of such shares shall be deemed to have given a proxy with respect to the voting of such shares to the persons designated by Nortel Networks

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Corporation in its notice of any annual or special meeting of shareholders at which such vote is to be taken.

14.5.      Leased Employee Coverage

For purposes of the participation in the Plan of a Leased Employee, such Leased Employee’s interest in the factors relevant to contributions under the Plan (including both Company Contributions and Employee Elected Company Contributions) that is attributable to services performed for the Company or any Affiliated Company shall be treated as provided by the Company.

14.6.      Single Plan

For purposes of the Code and ERISA, the Plan as adopted by the Company and all other entities which have Employees covered by it shall constitute a single plan rather than a separate plan of each adopting entity. All assets in the Trust Fund shall be available to pay benefits to all Participants and their beneficiaries.

14.7.     Military Service

Effective as of December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. Loan repayments, if any, will be suspended under this Plan as permitted under Section 414(u)(4) of the Code.

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ARTICLE 15

TOP-HEAVY RESTRICTIONS

15.1.     Article Controls

Any Plan provisions to the contrary notwithstanding, the provisions of this Article 15 shall control to the extent required to cause the Plan to comply with the requirements imposed under Code Section 416.

15.2.     Definitions

For purposes of this Article 15, the following terms shall have the following meanings unless the context indicates otherwise:

a.     Account Balance: As of any Valuation Date, the aggregate amount credited to an individual’s account or accounts under a qualified defined contribution plan maintained by the Company or an Affiliated Company (excluding employee contributions that were deductible within the meaning of Code Section 219 and rollover or transfer contributions made after December 31, 1983, by or on behalf of such individual to such plan from another qualified plan sponsored by an entity other than the Company or an Affiliated Company), increased by (1) the aggregate distributions made to such individual from such plan during a one (1)-year period ending on the Determination Date and (2) the amount of any contributions due as of the Determination Date immediately following such Valuation Date. In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “five (5)-year period” for “one (1)-year period in subsection (1) above. The accrued benefits and accounts of an individual who has not performed services for the Company during the one (1)-year period ending on the determination date shall not be taken into account.

b.     Accrued Benefit: As of any Valuation Date, the present value (computed on the basis of the Assumptions) of the cumulative accrued benefit (excluding the portion thereof that is attributable to employee contributions which were deductible pursuant to Code Section 219, to rollover or transfer contributions made after December 31, 1983, by or on behalf of such individual to such plan from another qualified plan sponsored by an entity other than the Company or an Affiliated Company, to proportional subsidies or to ancillary benefits) of an individual under a qualified defined benefit plan maintained by the Company or an Affiliated Company increased by (1) the aggregate distributions made to such individual from such plan during a one (1)-year period ending on the Determination Date and (2) the estimated benefit accrued by such individual between such Valuation Date and the Determination Date immediately following such Valuation Date. Solely for the purpose of determining top-heavy status, the Accrued Benefit of an individual shall be determined under (1) the method, if any, that uniformly applies for accrual purposes under all qualified defined benefit plans maintained by the Company and the Affiliated Companies or (2) if there is no such method, as if such benefit accrued not more rapidly than under the slowest accrual rate permitted under Code Section 411(b)(1)(C). In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “five (5)-year period” for “one (1)-year period in subsection (1) above. The accrued benefits and accounts of an

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individual who has not performed services for the Company during the one (1)-year period ending on the determination date shall not be taken into account.

c.     Aggregation-Group-of-Plans: For any calendar year, each plan qualified under Code Section 401(a) of the Company or an Affiliated Company if, on the Determination Date for such plan which occurs in the preceding calendar year (or, in the case of a plan whose first plan year ends in such calendar year, on the Determination Date which occurs in such calendar year),

(1)     One or more Key Employees is a participant in such plan year in which such Determination Date occurs or was a participant in such plan at any time during the four plan years preceding such plan year, or

(2)     Such plan enables any plan described in subparagraph (a) to meet the requirements of Code Sections 401(a)(4) or 410, or

(3)     The Company elects to include such plan in the Aggregation Group of Plans (but only if the Aggregation Group of Plans including such plan, treated as a single plan, would meet the requirements of Code Sections 401(a)(4) and 410). For purposes of this definition, any simplified employee pension (as defined as Code Section 408(k)) of the Company or an Affiliated Company shall be treated as a plan of the Company or an Affiliated Company qualified under Code Section 401(a).

d.     Annual Adjustment Factor: A factor reflecting changes in the Consumer Price Index, as determined from time to time by the Secretary of the Treasury pursuant to Code Section 415(d)(1)(B).

e.     Assumptions: The interest rate and mortality assumptions specified for top-heavy status determination purposes in any defined benefit plan included in the Aggregation-Group-of-Plans which includes the Plan.

f.     Determination Date: The last day of any Plan Year.

g.     Plan Year: With respect to any plan, the annual accounting period used by such plan for annual reporting purposes.

h.     Remuneration: Compensation within the meaning of Code Section 415(c)(3) as described in Section 13.1.a. hereof, as limited by Code Section 401(a (17).

i.     Key Employee: For any Plan Year, a person who is a “key employee” of the Company or an Affiliated Company within the meaning of Code Section 416(i)(1).

j.     Top Heavy Vesting Percentage: The percentage determined under Section 15.4.

k.     Valuation Date: With respect to any Plan Year of any defined contribution plan, the most recent date within the twelve-month period ending on a Determination Date as of which the trust fund established under such plan was valued and the net income (or loss) thereof allocated to participants’ accounts. With respect to any Plan Year of any defined benefit plan,

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the most recent date within a twelve-month period ending on a Determination Date as of which the plan assets were valued for purposes of computing plan costs for purposes of the requirements imposed under Code Section 412.

15.3.     Top-Heavy Status

a.     The Plan shall be deemed to be top-heavy for a Plan Year if, as of the Determination Date for such Plan Year, (1) the sum of Account Balances of Participants who are Key Employees exceeds sixty percent (60%) of the sum of Account Balances of all Participants unless an Aggregation-Group-of-Plans including the Plan is not top-heavy or (2) an Aggregation-Group-of-Plans including the Plan is top-heavy. An Aggregation-Group-of-Plans shall be deemed to be top-heavy as of a Determination Date if the sum (computed in accordance with Code Section 416(g)(2)(B) and the Treasury regulations promulgated thereunder) of (1) the Account Balances of Key Employees under all defined contribution plans included in the Aggregation-Group-of-Plans and (2) the Accrued Benefits of Key Employees under all defined benefit plans included in the Aggregation-Group-of-Plans exceeds sixty percent (60%) of the sum of the Account Balances and the Accrued Benefits of all individuals under such plans. Notwithstanding the foregoing, the Account Balances and Accrued Benefits of individuals who are not Key Employees in any Plan Year but who were Key Employees in any prior Plan Year shall not be considered in determining the top-heavy status of the Plan for such Plan Year. Further, notwithstanding the foregoing, the Account Balances and Accrued Benefits of individuals who have not performed services for the Company or any Affiliated Company at any time during the one (1)-year period ending on the applicable Determination Date shall not be considered.

b.     If the Plan is determined to be top-heavy for a Plan Year, the Company shall contribute to the Plan for such Plan Year on behalf of each Participant who is not a Key Employee and who has not terminated his employment as of the last day of such Plan Year an amount equal to the lesser of (A) three percent (3%) of such Participant’s Remuneration for such Plan Year or (B) a percent of such Participant’s Remuneration for such Plan Year equal to the greatest percent determined by dividing for each Key Employee the amounts allocated to such Key Employee’s Total Account Value for such Plan Year by such Key Employee’s Remuneration.

The minimum contribution required to be made for a Plan year pursuant to this Paragraph for a Participant employed on the last day of such Plan Year shall be made regardless of whether such Participant is otherwise ineligible to receive an allocation of the Company’s contributions for such Plan Year. Notwithstanding the foregoing, if the Plan is deemed to be top-heavy for a Plan Year, the Company’s contribution for such Plan Year pursuant to this Paragraph shall be increased by substituting “4%” in lieu of “3%” in Clause (1) hereof to the extent that the Board determines to so increase such contribution to comply with the provisions of Code Section 416(h)(2). Notwithstanding the foregoing, no contribution shall be made pursuant to this Paragraph for a Plan Year with respect to a Participant who is a participant in another defined contribution plan sponsored by the Company or an Affiliated Company if such Participant receives under such other defined contribution plan (for the plan year of such plan ending with or within the Plan Year of the Plan) a contribution which is equal to or greater than the minimum contribution required by Code Section 416(c)(2). Notwithstanding the foregoing, no contribution shall be made pursuant to this Paragraph for a Plan Year with respect to a

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Participant who is a participant in a defined benefit plan sponsored by the Company or an Affiliated Company if such Participant accrues under such defined benefit plan (for the plan year of such plan ending with or within the Plan Year of this Plan) a benefit that is at least equal to the benefit described in Code Section 416(c)(1). If the preceding sentence is not applicable, the requirements of this Paragraph shall be met by providing a minimum benefit under such defined benefit plan which, when considered with the benefit provided under the Plan as an offset, is at least equal to the benefit described in Code Section 416(c)(1).

15.4.     Vesting

Notwithstanding Article 6, a Participant’s Top Heavy Vesting Percentage shall be the greater of

a.     His vesting percentage determined under Article 6, and

b.     His vesting percentage determined under the following table (but disregarding any Years of Service completed by such Participant after the end of the last Plan Year in which he completed an Hour of Service):

Years of Service	Vesting Percentage

Less than 3	0
3 or more	100

Notwithstanding Article 6 and notwithstanding the preceding sentence, the vesting percentage of a Participant who has completed five Years of Service as of the end of any Plan Year in which he completed an Hour of Service shall, upon the completion of his third Year of Service, be 100%.

15.5.     Termination of Top-Heavy Status

If the Plan has been deemed to be top-heavy for one or more Plan Years and thereafter ceases to be top-heavy, the provisions of this Article 15 shall cease to apply to the Plan effective as of the Determination Date on which it is determined no longer to be top-heavy. Notwithstanding the foregoing, the Vested interest of each Participant as of such Determination Date shall not be reduced and, with respect to each participant who has five or more Years of Service on such Determination Date (three or more Years of Service for Determination Dates occurring in Plan Years beginning after December 31, 1988), the Vested interest of each such Participant shall continue to be determined in accordance with the schedule set forth in Section 15.4.

15.6.      Effect of Article

Notwithstanding anything contained herein to the contrary, the provisions of this Article 15 shall automatically become inoperative and of no effect to the extent not required by the Code or ERISA.

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APPENDIX A

TRANSFERRED ACCOUNTS

This Appendix A, forming a part of the Plan, provides for certain rights of distributions, withdrawals and vesting with respect to accounts (“Transferred Accounts”) transferred to the Plan from other qualified plans incident to corporate transactions or plan mergers, as follows:

Transferred Accounts from the
Bell Atlantic Savings Plan for Salaried Employees

•	Participants have 100% vested and nonforfeitable interests in their Transferred Accounts.

•	A Participant who has attained the age of 59-1/2 may withdraw at any time all or any portion of his Transferred Account which is attributable to contributions made pursuant to the transferring plan’s qualified cash or deferred arrangement.

•	A Participant who terminates employment by reason of total and permanent disability shall be entitled to receive distribution of his Transferred Account pursuant to the provisions of Section 8.1(b) of the Plan.

Transferred Accounts from the
Motorola Nortel Communications Co. Long-Term Investment Plan

•	Participants have 100% vested and nonforfeitable interests in their Transferred Accounts.

•	Participants eligible for a distribution of their Transferred Accounts pursuant to Section 2.3.b of the Plan shall be entitled to receive such distributions pursuant to the provisions of Section 8.1(b) of the Plan.

Transferred Accounts from the
Digital Equipment Corporation Restated Savings and Investment Plan

•	Participants have 100% vested and nonforfeitable interests in their Transferred Accounts.

•	A Participant who has attained the age 59-1/2 may withdraw at any time any or all of his Transferred Account; provided, however, that the minimum of such withdrawal shall be the lesser of $1,000 or the total balance of his Transferred Account and no more than two such withdrawals may be made during any twelve-month period

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APPENDIX A

TRANSFERRED ACCOUNTS (con’t.)

Transferred Accounts from the
PacTel Corporation Retirement Plan

•	Participants have 100% vested and nonforfeitable interests in their Transferred Accounts.

•	A Participant who has attained the age of 59-1/2 may withdraw at any time any or all of the portion of his Transferred Account which is attributable to contributions made pursuant to the transferring plan’s qualified cash or deferred arrangement; provided, however, that the minimum of any such withdrawal shall be the lesser of $250 or the balance of the withdrawable portion of such Transferred Account.

Transferred Accounts from the
Computer Consoles. Inc. Employees’ Profit Sharing Plan

•	Regardless of the nature of a Participant’s termination of employment, he may elect to have his Transferred Account distributed in accordance with Section 8.1(b) of the Plan.

Except as set forth above, Participants’ Transferred Accounts shall be subject to all terms and provisions of the Plan.

Transferred Accounts from the
BNI 401(k) Plan

•	A Participant who has attained the age of 59-1/2 may withdraw at any time any or all of the portion of his Transferred Account which is attributable to contributions made pursuant to the transferring plan’s qualified cash or deferred arrangement.

Transferred Accounts from the
Promatory 401(k) Plan

A Participant who had a loan under the Clarify 401(k) Plan on a 30-year term as a mortgage loan shall be permitted to continue that loan under this Plan, but shall be subject to the terms of this Plan regarding loans with respect to all future loans.

Transferred Accounts from the
Periphonics 401(k) Plan

A Participant who was a participant in the Periphonics 401(k) Plan shall be entitled to elect from such additional forms of benefit payments that were provided under the

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Periphonics 401(k) Plan as required under the provisions of Code section 411(d)(6) regarding “protected benefits” as well as the forms described in Section 8.1. hereof. A Participant who had two (2) loans under the Periphonics 401(k) Plan shall be entitled to continue those loans until their repayment, but shall be subject to the limitations of this Plan regarding future loans.

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APPENDIX B

INVESTMENT OPTIONS

The following Investment Options are available under the Plan as of June 5, 2002:

Deutsche Bank Fixed Income Investment Fund (“Fixed Income Fund”)

Pacific Investment Management Company Total Return A Fund (Bond Fund) (“PIMCO Total Return Fund”)

Deutsche Asset Management — Premier Class (“Deutsche Asset Management Fund “)

Barclays Global Investors MasterWorks LifePath Income Fund (“MasterWorks LifePath Income Fund”)

Barclays Global Investors MasterWorks LifePath 2010 (“MasterWorks LifePath 2010”)

Barclays Global Investors MasterWorks LifePath 2020 (“MasterWorks LifePath 2020”)

Barclays Global Investors MasterWorks LifePath 2030 (“MasterWorks LifePath 2030”)

Barclays Global Investors MasterWorks LifePath 2040 (“MasterWorks LifePath 2040”)

State Street Global Advisors Russell 1000 Value Index Fund (“SSgA Russell 1000 Value Index Fund”)

State Street Global Advisors S&P 500 Flagship Fund (“SSgA S&P 500 Index Fund”)

Dresdner RCM Large Growth Fund

Deutsche Mid-Cap Fund

Templeton Foreign Fund

Fidelity Low Priced Stock Fund

Nortel Networks Stock Fund- a fund that invests primarily in Common Shares

The “Default Investment Option” is the Fixed Income Fund.

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NORTEL NETWORKS LONG-TERM INVESTMENT PLAN
PLAN LOAN PROGRAM PROCEDURE

The Nortel Networks Long-Term Investment Plan (hereinafter the “Plan”) authorizes the Plan Administrator to direct the Trustee to make loans available to Participants who are Employees or a former Employee, and who is a party-in-interest, as that term is defined in ERISA Section 3(14) (hereinafter “Eligible Participants”).* However, before any loan is made, the Plan requires that a written plan loan program procedure be established which sets forth the rules and guidelines for making such loans. This document shall serve as the required written loan program procedure. In addition, the Plan Administrator may use this document to serve as, or supplement, any required notice of the loan program to Participants and Beneficiaries.

1.	The Plan Administrator has established a Plan Loan Program effective February 1, 1994, and has directed the Trustee to administer the Plan Loan Program. All applications for loans shall be made by an Eligible Participant to the Trustee on forms and/or by such method which the Trustee will make available for such purpose. All loan applications shall be considered by the Trustee within a reasonable time after the Eligible Participant makes application to the Trustee.

2.	The Trustee shall determine whether an Eligible Participant qualifies for a loan, applying criteria such as, but not limited to, whether adequate security has been provided for the loan; whether the Eligible Participant agrees, as a condition for receiving the loan, to make repayments through direct, after-tax payroll deduction by the Company or, where applicable, through Automated Clearing House processing or coupons; whether the Eligible Participant has an outstanding Plan loan; and whether the Eligible Participant is in default on a Plan loan.

3.	Adequate security must be provided by the Eligible Participant before a loan is granted. For this purpose, the Plan shall consider an Eligible Participant’s interest in the Plan to be adequate security. However, in no event shall the loan be more than fifty percent (50%) of the Vested portion of the Eligible Participant’s Total Account Value as of the most recently available Valuation Date at the time the loan is processed by the Trustee.

4.	No more than one (1) Plan loan shall be outstanding to an Eligible Participant at a time. (For this purpose only, an outstanding loan from the Computer Consoles, Inc. Employees’ Profit Sharing Plan which transferred to the Plan as a result of the merger of those plans shall not be counted as a Plan loan.) No loan shall be issued to an Eligible Participant who is in default on a Plan loan

*	Effective January 1, 1995, those Suspended Participants described in Section 7.7 of the Plan shall also be deemed to be “Eligible Participants.”

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5.	A Plan loan shall not be available to an Eligible Participant for a reason of financial hardship as defined in Section 7.2.(a) of the Plan.

6.	The amount of a loan made to an Eligible Participant shall not be less than $1,000 and shall not exceed an amount equal to

(a)	the lesser of: (i) Fifty Thousand Dollars ($50,000) (reduced by the Eligible Participant’s highest outstanding loan balance from the Plan during the twelve (12) month period ending on the day before the date on which the loan is made) or (ii) one-half (1/2) of the Vested portion of the Eligible Participant’s Total Account Value as of the most recently available Valuation Date at the time the loan is processed by the Trustee; minus

(b)	the total outstanding loan balance of the Eligible Participant under all other loans from all qualified plans of the Company or an Affiliated Company.

7.	If an Eligible Participant requests a loan hereunder, and such loan is approved by the Trustee, the loan amount provided to the Eligible Participant (hereafter the “Loan Recipient”) shall be funded by a liquidation of Vested portion of the Loan Recipient’s Total Account Value. A loan processing fee of seventy-five dollars ($75.00) (or such other amount as the Plan Administrator shall determine) shall be deducted from the loan amount. Funds shall be liquidated on a prorata basis from the Investment Options according to the following hierarchy (from first to be liquidated to last): matched Employee Elected Company Contributions; unmatched Employee Elected Company Contributions; Rollover Contributions; Vested Company Contributions; and Employee Contributions. Loan repayments, including interest, shall be reinvested in the Loan Recipient’s account in Investment Options according to the Loan Recipient’s latest investment election and in the reverse hierarchical order of the liquidation set forth in this Section 7.

8.	Any loan granted under this program shall bear a fixed rate of interest over the term of the loan. The interest rate for the Plan Loan Program shall be established quarterly and shall be Bankers Trust Prime Rate plus 1% or such other rate established by a methodology to be determined solely by the Plan Administrator in accordance with requirements of Code Section 4975(d)(1).

9.	The terms of the loan shall (a) require level payments using the economic accrual method of amortization with payments by payroll deduction or, when the Loan Recipient is no longer on the payroll, by the Automated Clearing House process or coupon, to occur not less frequently than quarterly, (b) require that the loan be repaid in five (5) years or less, except with respect to a “mortgage loan” (as defined in Section 7.6.c. of the Plan) which must be repaid in fifteen (15) years or less, with the loan due date established only in one (1) year increments; (c) allow prepayment of the full, or, on or after April 1, 1997, any portion of the loan balance at any time after six (6) months without penalty; and, (d) require that the loan, including principal and accrued interest, become due and payable in full (to the extent not otherwise due and payable) on the date the Loan Recipient or Beneficiary, as applicable, is first eligible to request a distribution of the Total Account Value under Section 2.3(b) of the Plan because of the occurrence of the following:

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(i) termination of employment as set forth in Section 2.3(a)(1) if such termination was initiated by the Loan Recipient or based on the Loan Recipient’s acts or conduct determined in the sole discretion of the Plan Administrator not to be in the best interests of the Company; (ii) termination of employment with the Company as set forth in Section 2.3(a)(3) of the Plan; or (iii) termination of employment for any reason, including retirement pursuant to Section 2.3.a.(4) or Total and Permanent Disability pursuant to Section 2.3.b.(2) when such Loan Recipient shall receive a distribution pursuant to Section 8.2.b. If the Loan Recipient elects not to repay the loan in full on the date set forth in this Section 9(d), the loan balance, including principal and accrued interest, may either be offset against the Vested portion of the Loan Recipient’s Total Account Value or may be paid through payments paid through Automated Clearing House processing or coupons, at the election of the Loan Recipient (subject to the provisions of item # 10 below.

10.	If while a loan is outstanding a Loan Recipient becomes eligible for and requests a distribution of his or her Total Account Value pursuant to Section 2.3(b) of the Plan, except as set forth in Section 9(d) above, the loan, including principal and accrued interest, shall become due and payable in full (to the extent not otherwise due and payable) immediately. If the Loan Recipient elects not to repay the loan in full prior to the request for distribution, the loan balance, including principal and accrued interest, shall be offset against the distribution of the Loan Recipient’s Total Account Value.

11.	If a scheduled loan payment is not made in full by the date when such payment is due, the unpaid amount must be paid by the end of the calendar quarter following the quarter in which the payment(s) was missed. Payments during any quarter will first be applied to missed payments. If the missed payment(s) is not paid by the end of the calendar quarter following the calendar quarter in which it was originally due, the loan will be defaulted. Interest on the outstanding balance of the loan will continue to accrue in the event of a default. The Plan Administrator may exercise any appropriate remedies in the event of a default. The default will be deemed a distribution, a taxable event under the Code, and appropriate documents reporting such distribution will be issued. The defaulted loan balance shall be offset against the Vested portion of the Loan Recipient’s Total Account Value at such time as the Loan Recipient is first eligible for a distribution of his or her Total Account Value in accordance with Section 2.3(b) of the Plan, unless such Loan Recipient repays the loan in full: (a) while still an Employee and (b) prior to eligibility for such a distribution.

12.	If while a loan is outstanding, a termination of employment occurs as a result of a corporate divestiture or other transaction which is accompanied by a fund-to-fund transfer of the Vested portion of the Loan Recipient’s Total Account Value from the Fund to the trust fund of the qualified plan of the Loan Recipient’s new employer, the loan may be transferred as a part of such fund-to-fund transfer. However, if that does not occur for any reason, including the election of the Loan Recipient or the new employer, the loan shall become immediately due and payable as described in item #9(d) above.

13.	All terms used in this document with initial capitalization shall have the meanings assigned to them under the provisions of the Plan or as defined in this document.

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IN WITNESS WHEREOF, the authorized designee of the Company has executed this Plan on the 10th day of May, 2002, to be effective as of August 15 , 2002 (except as otherwise indicated herein).

NORTEL NETWORKS INC.

By:/s/ Paula Holden
Paula Holden Title: Director, Global Benefits

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